                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

                                       OF

                               CISCO SYSTEMS, INC.

                                       AND

                          CLARITY WIRELESS INCORPORATED


        This Agreement of Merger, dated as of the 2nd day of November, 1998 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and Clarity Wireless Incorporated, a California corporation ("Target").

                                    RECITALS

        A. Target was incorporated in the State of California on December 20, 1996 and on the date hereof has 19,499,856 outstanding shares of Common Stock ("Target Common Stock" or the "Target Shares"), and no shares of Preferred Stock.

        B. Acquiror and Target have entered into an Agreement and Plan of Reorganization, as amended (the "Agreement and Plan of Reorganization"), providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

        C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the shareholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

        D. The Boards of Directors of Acquiror and Target and the shareholders of Target have approved the Merger.

                                   AGREEMENTS

           The parties hereto hereby agree as follows:

        1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation.

        2. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

               3. (a) At the Effective Time of the Merger (i) all shares of Target Common Stock that are owned directly or indirectly by Target, Acquiror or any other subsidiary of Acquiror shall be cancelled, and no securities of Acquiror or other consideration shall be delivered in exchange therefor, (ii) each of the issued and outstanding shares of Target Common Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Chapter 13 of the California General Corporation Law, referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for 0.1291531984 of a share of Acquiror Common Stock; provided, however, that no more than 2,518,468 shares of Common Stock of Acquiror shall be issued in such exchange (including Acquiror Common Stock reserved for issuance upon exercise of Target options assumed by Acquiror). Those shares of Acquiror Common Stock to be issued as provided in this Section 3(a) are referred to herein as the "Acquiror Shares".

                    (b) Following the Closing, the holders of record of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive additional consideration in connection with the Merger as follows:

                    (i) If the First Product Milestone (as such term is defined in the Purchase Option Agreement dated as of July 23, 1998 (the "Purchase Option Agreement") by and among Target, Acquiror and the securityholders of Target identified therein) occurs after the Closing Date and on or before July 31, 1999, Acquiror shall issue and deliver (or cause to be issued and delivered) to each such holder that number of shares of Acquiror Common Stock equal to the product obtained by multiplying (x) the quotient determined by dividing $20,000,000 by the average of the closing bid prices for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding and ending on the date on which the First Product Milestone occurs (or, if such date is not a trading day, the next preceding trading day), by (y) a fraction, the numerator of which is the total number of shares of Acquiror Common Stock into which the shares of Target Common Stock held by such holder shall have been converted pursuant to Section 3(a) by virtue of the Merger, and the denominator of which is the total number of Acquiror Shares.

                    (ii) If the Second Product Milestone (as such term is defined in the Purchase Option Agreement) occurs after the Closing Date and on or before November 30, 1999, Acquiror shall issue and deliver (or cause to be issued and delivered) to each such holder that number of shares of Acquiror Common Stock equal to the product obtained by multiplying (x) the quotient determined by dividing $20,000,000 by the average of the closing bid prices for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding and ending on the date on which the Second Product Milestone occurs (or, if such date is not a trading day, the next preceding trading day), by (y) a fraction, the numerator of which is the total number of shares of Acquiror Common Stock into which the shares of Target Common Stock held by such holder shall have been converted pursuant to Section 3(a) by virtue of the Merger, and the denominator of which is the total number of Acquiror Shares.

        4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California General Corporation Law and any other applicable laws of the State of California. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3.

        5. Notwithstanding any other term or provision hereof, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Shares who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash equal to the per share market value of Acquiror Common Stock (deemed to be $59.56) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in an amount greater than the value of one full share of Acquiror Common Stock.

        6. The conversion of Target Common Stock into Acquiror Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with the Agreement and Plan of Reorganization.

        7. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Target shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

        8. This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

              9. (a) The Amended and Restated Articles of Incorporation of Acquiror in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

                    (b) The Bylaws of Acquiror in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                    (c) The directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

             10. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Acquiror and Target.

                    (b) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as provided therein.

                    (c) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

                    (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

                    (e) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


                                       CISCO SYSTEMS, INC.



                                       By: /s/ John T. Chambers
                                          --------------------------------------
                                               John T. Chambers, President and
                                               Chief Executive Officer


                                       By: /s/ Larry R. Carter
                                          --------------------------------------
                                               Larry R. Carter, Vice President,
                                               Chief Financial Officer
                                               and Secretary


                                       CLARITY WIRELESS INCORPORATED



                                       By: /s/ Gregory G. Raleigh
                                          --------------------------------------
                                               Gregory G. Raleigh, President



                                       By: /s/ David R. Johnson
                                          --------------------------------------
                                               David R. Johnson, Secretary